Exhibit 99.1

Dear Gryphon Stockholders,

We deeply appreciate your patience and understanding during Gryphon’s journey to going public, a pivotal process spanning two and a half years. Your support during this phase, as we worked diligently with regulators, has been invaluable.

Exciting Milestones Ahead

We are thrilled to share important updates, within our regulatory bounds, about Gryphon’s progress. Please note, our disclosures are limited to events up to the effective date of the filed S-4.

SEC Clearance Achievement

On January 9, 2024, the SEC marked a significant milestone for Gryphon by declaring Akerna’s S-4, pertaining to our merger with Akerna (the “Business Combination”) effective. This crucial step brings us closer to the stockholder vote for Akerna and Gryphon and the impending closing. For detailed information, the final prospectus is available at https://www.sec.gov/Archives/edgar/data/1755953/000121390024002292/f424b30124_akerna.htm.

Key Merger Updates

Akerna is expected to hold a special meeting of its stockholders to vote on the Business Combination on January 29, 2024, where 41% of outstanding Akerna shares are subject to support agreements requiring them to vote in favor of the Business Combination. Gryphon shareholders will not need a special meeting, as we will be soliciting written consents from our stockholders. Gryphon stockholders holding 72% of Gryphon’s outstanding shares have executed support agreements requiring them to vote in favor of the Business Combination. The closing of the Business Combination is anticipated on or before January 31, 2024.

We will be in touch closer to closing regarding how to exchange your Gryphon private shares for public company shares.

Looking Forward with Optimism:

The journey since our inception in October 2020 has been filled with challenges and triumphs. As we eagerly anticipate the opportunities that listing on the Nasdaq will bring, we remain committed to building on our legacy of excellence. Your steadfast support has been a cornerstone of our journey, and we’re excited to share the next chapter with you.

Thank you for being a part of Gryphon’s remarkable journey.